Exhibit 5

                                DAVID B. STOCKER
                                 Attorney at Law
                        Suite 234 Valley Commerce Center
                            4745 North Seventh Street
                             Phoenix, Arizona 85014
                            Telephone [602] 235-9080
                            Facsimile [602] 235-9040


                                  May 16, 2002

Board of Directors
FirstCDP, Inc.
4745 North 7th Street, Suite 234
Phoenix, Arizona 85014

Gentlemen:

     We have acted as counsel for FirstCDP, Inc., a Nevada corporation (the "Company"), in connection with the issuance of the Shares described in the prospectus of the Company (the "Prospectus"), contained in the Registration Statement on Form SB-2 of the Company being filed contemporaneously herewith the United States Securities and Exchange Commission.

     In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Articles of Incorporation of the Company, as amended to date; (b) Bylaws of the Company, as amended to date; (c) Certificate from the Secretary of State of the State of Nevada, as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Nevada; (d) Share Certificate of the Company; (e) The Registration Statement and all exhibits thereto. In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock and
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FirstCDP, Inc.
May 16, 2002
Page 2

25,000,000 shares of Preferred Stock. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), will duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

     I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under
Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.


                                        Very truly yours,

                                        /s/ David B. Stocker

                                        David B. Stocker